Exhibit 10.6

1. This Agreement

1.1 Nature of this agreement: This agreement is the commercial equivalent of an agreement for accommodation(s) in a hotel. The whole of the Center remains in the Provider’s possession and control. THE CLIENT ACCEPTS THAT THIS AGREEMENT CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE OR OTHER REAL PROPERTY INTEREST IN THE CLIENT’S FAVOUR WITH RESPECT TO THE ACCOMMODATION(S). The Provider is giving the Client the right to share with the Provider the use of the Center on these terms and conditions, as supplemented by the House Rules, so that the Provider can provide the services to the Client. This Agreement is personal to the Client and cannot be transferred to anyone else without prior consent from the Provider unless such transfer is required by law. The Provider will not unreasonably withhold its consent to assignment to a parent, subsidiary or affiliate of Client provided that Client and assignee execute the Provider’s form of Assignment of License Agreement which will require assignee to assume all Client obligations and will not release the Client. This agreement is composed of the front page describing the accommodation(s), the present terms and conditions, the House Rules and the Service Price Guide (where available).

1.2 Comply with House Rules: The Client must comply with any House Rules which the Provider imposes generally on users of the Center. The House Rules vary from country to country and from Center to Center and these can be requested locally.

1.3 AUTOMATIC RENEWAL: THIS AGREEMENT LASTS FOR THE PERIOD STATED IN IT AND THEN WILL BE EXTENDED AUTOMATICALLY FOR SUCCESSIVE PERIODS EQUAL TO THE CURRENT TERM BUT NO LESS THAN 3 MONTHS (UNLESS LEGAL RENEWAL TERM LIMITS APPLY) UNTIL TERMINATED BY THE CLIENT OR BY THE PROVIDER PERSUANT TO SECTION 1.4. UNTIL BROUGHT TO AN END BY THE CLIENT OR BY THE PROVIDER. ALL PERIODS SHALL RUN TO THE LAST DAY OF THE MONTH IN WHICH THEY WOULD OTHERWISE EXPIRE. THE FEES ON ANY RENEWAL WILL BE AT THE THEN PREVAILING MARKET RATE. THIS CLAUSE DOES NOT APPLY TO MONTH TO MONTH AGREEMENTS.

1.4 CANCELLATION: EITHER THE PROVIDER OR THE CLIENT CAN TERMINATE THIS AGREEMENT AT THE END DATE STATED IN IT, OR AT THE END OF ANY EXTENSION OR RENEWAL PERIOD, BY GIVING AT LEAST THREE MONTHS WRITTEN NOTICE TO THE OTHER. HOWEVER, IF THIS AGREEMENT, EXTENSION OR RENEWAL IS FOR THREE MONTHS OR LESS AND EITHER THE PROVIDER OR THE CLIENT WISHES TO TERMINATE IT, THE NOTICE PERIOD IS TWO MONTHS IF THIS AGREEMENT, EXTENSION OR RENEWAL IS FOR TWO MONTHS OR LESS, NOTICE MUST BE GIVEN WITHIN ONE WEEK OF THE START DATE OF THE CURRENT TERM.IF THE CLIENT IS ON A MONTH TO MONTH AGREEMENT EITHER PARTY MAY TERMINATE THIS AGREEMENT BY GIVING NO LESS THAN ONE MONTHS’ NOTICE TO THE OTHER (EFFECTIVE FROM THE START OF ANY CALENDAR MONTH).

1.5 Ending this agreement immediately: To the maximum extent permitted by applicable law, the Provider may put an end to this agreement immediately by giving the Client notice and without need to follow any additional procedure if (a) the Client becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay its debts as they fall due, or (b) the Client is in breach of one of its obligations which cannot be put right or which the Provider have given the Client notice to put right and which the Client has failed to put right within fourteen (14) days of that notice, or (c) its conduct, or that of someone at the Center with its permission or invitation, is incompatible with ordinary office use and (i) such conduct is repeated despite the Client having been given a warning or (ii) such conduct is material enough (in the Provider’s opinion) to warrant immediate termination.

If the Provider puts an end to this agreement for any of these reasons it does not put an end to any outstanding obligations, including additional services used, requested or required under the agreement and the monthly office fee for the remainder of the period for which this agreement would have lasted if the Provider had not ended it.

1.6 If the Center is no longer available: In the event that the Provider is permanently unable to provide the services and accommodation(s) at the Center stated in this agreement then this agreement will end and the Client will only have to pay monthly office fees up to the date it ends and for the additional services the Client has used. The Provider will try to find suitable alternative accommodation(s) for the Client at another Provider Center.

1.7 When this agreement ends the Client is to vacate the accommodation(s) immediately, leaving the accommodation(s) in the same condition as it was when the Client took it. Upon the Client’s departure or if the Client, at its option, chooses to relocate to different rooms within the Center, the Provider will charge an Office Restoration Service fee to cover normal cleaning and testing and to return the accommodation(s) to its original state. This fee will

differ by country and is listed in the House Rules.    The Provider reserves the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If the Client leaves any property in the Center the Provider may dispose of it at the Client’s cost in any way the Provider chooses without owing the Client any responsibility for it or any proceeds of sale. If the Client continues to use the accommodation(s) when this agreement has ended the Client is responsible for any loss, claim or liability the Provider incurs as a result of the Client’s failure to vacate on time. The Provider may, at its discretion, permit the Client an extension subject to a surcharge on the monthly office fee.

1.8 Employees: While this agreement is in force and for a period of six months after it ends, neither the Provider nor the Client may knowingly solicit or offer employment to any of the other’s staff employed in the Center. This obligation applies to any employee employed at the Center up to that employee’s termination of employment, and for three months thereafter. It is stipulated that the breaching party shall pay the non-breaching party the equivalent of six months’ salary for any employee concerned. Nothing in this clause shall prevent either party from employing an individual who responds in good faith and independently to an advertisement which is made to the public at large.

1.9 Notices: All formal notices must be in writing, which may include by email, to the address first written above.

1.10 Confidentiality: The terms of this agreement are confidential. Neither the Provider nor the Client must disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues for a period of 3 years after this agreement ends.

1.11 Applicable law: This agreement is interpreted and enforced in accordance with the law of the place where the relevant Center is located. All dispute resolution proceedings will be conducted in the country, state or province where the Center is located. If any provision of these terms and conditions is held void or unenforceable under the applicable law, the other provisions shall remain in force. In the case of Japan all agreements will be interpreted and enforced by the Tokyo District Court, and in the case of France, any dispute regarding this agreement will be settled by the relevant courts of the Paris jurisdiction.

2. Services and Obligations

2.1 Office accommodation(s): The Provider is to provide the number of serviced office accommodation(s) for which the Client has agreed to pay in the Center stated in this agreement. This agreement lists the accommodation(s) the Provider has initially allocated for the Client’s use. The Client will have a non-exclusive right to the rooms allocated to it. Occasionally the Provider may need to allocate different accommodation(s), but these accommodation(s) will be of reasonably equivalent size and the Provider will notify the Client with respect to such different accommodation(s) in advance.

2.2 Office Services: The Provider is to provide during normal opening hours the services, if requested, described in the relevant service description (which is available on request). If the Provider decides that a request for any particular service is excessive, it reserves the right to charge an additional fee.

2.3 THE PROVIDER’S IT: WHILST THE PROVIDER HAS INTERNET SECURITY PROTOCOLS, THE PROVIDER DOES NOT MAKE ANY REPRESENTATIONS AS TO THE SECURITY OF THE PROVIDER’S NETWORK (OR THE INTERNET) OR OF ANY INFORMATION THAT THE CLIENT PLACES ON IT. The Client should adopt whatever security measures (such as encryption) it believes are appropriate to its circumstances. The Provider cannot guarantee that a particular degree of availability will be attained in connection with the Client’s use of the Provider’s network (or the internet). The Client’s sole and exclusive remedy shall be the remedy of such failure by the Provider within a reasonable time after written notice.

3. Providing the Services

3.1 Access to the accommodation(s): The Provider may need to enter the Client’s accommodation(s) and may do so at any time. However, unless there is an emergency or the Client has given notice to terminate, the Provider will attempt to notify the Client verbally or electronically in advance when the Provider needs access to carry out testing, repair or works other than routine inspection, cleaning and maintenance. The Provider will also endeavor to respect reasonable security procedures to protect the confidentiality of the Client’s business.

3.2 Availability at the start of this agreement: If for any reason the Provider cannot provide the accommodation(s) stated in this agreement by the date when this agreement is due to start it has no liability to the Client for any loss or damages but the Client may cancel this agreement without penalty. The Provider will not charge the Client the monthly office fee for accommodation(s) the Client cannot use until it becomes available. The Provider may delay the start date of this agreement provided it provides to the Client alternative accommodation(s) that shall be at least of equivalent size to the accommodation(s) stated in this agreement.

4. Accommodation(s)

4.1 The Client must not alter any part of its accommodation and must take good care of all parts of the Center, its equipment, fixtures, fittings and furnishings which the Client uses. The Client is liable for any damage caused by it or those in the Center with the Client’s permission or at the Client’s invitation whether express or implied, including but not limited to all employees, contractors, agents or other persons present on the premises.

4.2 Office equipment: The Client must not install any cabling, IT or telecom connections without the Provider’s consent, which the Provider may refuse at its absolute discretion.

As a condition to the Provider’s consent, the Client must permit the Provider to oversee any installations (for example IT or electrical systems) and to verify that such installations do not interfere with the use of the accommodation(s) by other Clients or the Provider or any landlord of the building.

4.3 Insurance: It is the Client’s responsibility to arrange insurance for its own property which it brings in to the Center and for its own liability to its employees and to third parties. The Provider strongly recommends that the Client put such insurance in place.

5. Use

5.1 The Client must only use the accommodation(s) for office purposes. Office use of a “retail” or “medical” nature, involving frequent visits by members of the public, is not permitted.

5.2 The Client must not carry on a business that competes with the Provider’s business of providing serviced office accommodation(s) or its ancillary services.

5.3 The Client’s name and address: The Client may only carry on that business in its name or some other name that the Provider previously agrees.

5.4 Use of the Center Address: The Client may use the Center address as its business address. Any other uses are prohibited without the Provider’s prior written consent.

6. Compliance

6.1 Comply with the law: The Client and the Provider must comply with all relevant laws and regulations in the conduct of its business in relation to this agreement. The Client must do nothing illegal in connection with its use of the Business Center. The Client must not do anything that may interfere with the use of the Center by the Provider or by others, (including but not limited to political campaigning or immoral activity), cause any nuisance or annoyance, increase the insurance premiums the Provider has to pay, or cause loss or damage to the Provider (including damage to reputation) or to the owner of any interest in the building which contains the Center the Client is using. Both the Client and the Provider shall comply at all times with all relevant anti-bribery and anti-corruption laws. The Provider confirms that in providing the services it has not employed or used any labor in contravention of the requirements of any anti-slavery laws.

6.2 If the Provider has been advised by any government authority or other legislative body that it has reasonable suspicion that the Client is conducting criminal activities from the Center then the Provider shall be entitled to terminate this agreement with immediate effect.

6.3 The Client acknowledges that (a) the terms of this clause are a material inducement in the Provider’s execution of this agreement and (b) any violation by the Client of this clause shall constitute a material default by the Client hereunder, entitling the Provider to terminate this agreement, without further notice or procedure.

6.4 The Provider may collect and process personal data from and of the Client to administer contractual relationship, ensure compliance with applicable laws and regulations, and enable the Provider to provide its services and to manage its business. The Client acknowledges and accepts that such personal data may be transferred or made accessible to all entities of the Provider’s group, wherever located, for the purposes of providing the services herein.

7. The Provider’s Liability

7.1. The extent of the Provider’s liability: To the maximum extent permitted by applicable law, the Provider is not liable to the Client in respect of any loss or damage the Client suffers in connection with this agreement, with the services or with the Client’s accommodation(s) unless the Provider has acted deliberately or negligently in causing that loss or damage. the Provider is not liable for any loss as a result of the Provider’s failure to provide a service as a result of mechanical breakdown, strike, termination of the Provider’s interest in the building containing the Center or otherwise unless the Provider does so deliberately or is negligent. In no event shall the Provider be liable for any loss or damage until the Client provides the Provider written notice and gives the Provider a reasonable time to put it right. If the Provider is liable for failing to provide the Client with any service under this agreement then subject to the exclusions and limits set out immediately below the Provider will pay any actual and reasonable expenses the Client has incurred in obtaining that service from an alternative source. If the Client believes the Provider has failed to deliver a service consistent with these terms and conditions the Client shall provide the Provider written notice of such failure and give the Provider a reasonable period to put it right.

7.2. EXCLUSION OF CONSEQUENTIAL LOSSES, ETC.: THE PROVIDER WILL NOT IN ANY CIRCUMSTANCES HAVE ANY LIABILITY FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF ANTICIPATED SAVINGS, LOSS OF OR DAMAGE TO DATA, THIRD PARTY CLAIMS OR ANY CONSEQUENTIAL LOSS UNLESS THE PROVIDER OTHERWISE AGREES IN WRITING. THE PROVIDER STRONGLY ADVISES THE CLIENT TO INSURE AGAINST ALL SUCH POTENTIAL LOSS, DAMAGE, EXPENSE OR LIABILITY.

7.3. Financial limits to the Provider’s liability: In all cases, the Provider’s liability to the Client is subject to the following limits:

•	Without limit for personal injury or death;

•	Up to a maximum of £1 million / USD$2 million / €1.3 million (or local equivalent) for any one event or series of connected events for damage to the Client’s personal property;

•	Up to a maximum equal to 125% of the total fees paid between the date the Client moved into its accommodation(s) and the date on which the claim in question arises or £50,000 / USD$100,000 / €66,000 (or local equivalent) whichever is the higher, in respect of any other loss or damage.

8. Fees

8.1 Taxes and duty charges: The Client agrees to pay promptly (i) all sales, use, excise, consumption and any other taxes and license fees which it is required to pay to any governmental authority (and, at the Provider’s request, will provide to the Provider evidence of such payment) and (ii) any taxes paid by the Provider to any governmental authority that are attributable to the accommodation(s), including, without limitation, any gross receipts, rent and occupancy taxes, tangible personal property taxes, stamp tax or other documentary taxes and fees.

8.2 Service Retainer/Deposit: The Client will be required to pay a service retainer/deposit equivalent to two months’ of the monthly office fee (plus VAT/Tax where applicable) upon entering into this agreement unless a different amount is specified on the front of this agreement. This will be held by the Provider without generating interest as security for performance of all the Client’s obligations under this agreement. The service retainer/deposit or any balance will be returned to the Client when the Client has settled its account which includes deducting outstanding fees and other costs due to the Provider.

8.3 The Provider may require the Client to pay an increased retainer if outstanding fees exceed the service retainer/deposit held and/or the Client frequently fails to pay the Provider when due.

8.4 Payment: The Provider is continually striving to reduce its environmental impact and supports its clients in doing the same. Therefore the Provider will send all invoices electronically (where allowed by law) and the Client will make payments via an automated method such as Direct Debit or Credit Card, wherever local banking systems permit unless another form of payment is offered to the Client as a qualified and current Key Account. All amounts payable by the Client under this agreement may be assigned to other members of the Provider’s group.

8.5 Late payment: If the Client does not pay fees when due, a fee will be charged on all overdue balances. This fee will differ by country and is listed in the House Rules. If the Client disputes any part of an invoice the Client must pay the amount not in dispute by the due date or be subject to late fees. The Provider also reserves the right to withhold services (including for the avoidance of doubt, denying the Client access to its accommodation(s)) while there are any outstanding fees and/or interest or the Client is in breach of this agreement.

8.6 Insufficient Funds: The Client will pay a fee for any returned check or any other declined payments due to insufficient funds. This fee will differ by country and is listed in the House Rules.

8.7 If this agreement is for a term of more than 12 months, the Provider will increase the monthly office fee on each anniversary of the start date. This increase will be by the local Consumer Price Index or such other broadly equivalent index where a consumer price index is not available locally. If there is a negative index rate, prices will not be decreased. Renewals are calculated separately from annual indexation increases. Month to Month agreements will use the above stated index or the current month to month office price, whichever is the greater.

8.8 Standard services: The monthly office fee and any recurring services requested by the Client are payable monthly in advance. Unless otherwise agreed in writing, these recurring services will be provided by the Provider at the specified rates for the duration of this Agreement (including any renewal). Specific due dates will differ by country and are listed in the House Rules. Where a daily rate applies, the charge for any such month will be 30 times the daily fee. For a period of less than a month the fee will be applied on a daily basis.

8.9 Pay-as-you-use and Additional Variable Services: Fees for pay-as-you-use services, plus applicable taxes, in accordance with the Provider’s published rates which may change from time to time, are invoiced in arrears and payable the month following the calendar month in which the additional services were provided. Specific due dates will differ by country and are listed in the House Rules.

8.10 Discounts, Promotions and Offers: If the Client benefited from a special discount, promotion or offer, the Provider may discontinue that discount, promotion or offer without notice if the Client breaches these terms and conditions or becomes past due on two or more occasions.

Global Terms & Conditions, lveber, Jan-17

These General Terms and Conditions apply to Office/Co-Working, Virtual Office and Membership agreements for services We supply to You.

1.	General Agreement

1.1.

Nature of an agreement: At all times, each Centre remains in Our possession and control. YOU ACCEPT THAT AN AGREEMENT CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE OR OTHER REAL PROPERTY INTEREST IN YOUR FAVOUR WITH RESPECT TO THE ACCOMMODATION. Occupation by You is the commercial equivalent of an agreement for accommodation in a hotel. We are giving You the right to share the use of the Centre with Us and other clients.

1.2.	House Rules: The House Rules, which are incorporated into these terms and conditions, are primarily in place and enforced to ensure that all clients have a professional environment to work in.

1.3.

Availability at the start of an agreement: If for any unfortunate reason We cannot provide the services or accommodation in the Centre stated in an agreement by the start date, We will have no liability to You for any loss or damage but You may either move to one of Our other Centres (subject to availability), delay the start of the agreement or cancel it.

1.4.

AUTOMATIC RENEWAL: SO THAT WE CAN MANAGE YOUR SERVICES EFFECTIVELY AND TO ENSURE SEAMLESS CONTINUITY OF THOSE SERVICES, ALL AGREEMENTS WILL RENEW AUTOMATICALLY FOR SUCCESSIVE PERIODS EQUAL TO THE CURRENT TERM UNTIL BROUGHT TO AN END BY YOU OR US. ALL PERIODS SHALL RUN TO THE LAST DAY OF THE MONTH IN WHICH THEY WOULD OTHERWISE EXPIRE. THE FEES ON ANY RENEWAL WILL BE AT THE THEN PREVAILING MARKET RATE. IF YOU DO NOT WISH FOR AN AGREEMENT TO RENEW THEN YOU CAN CANCEL IT EASILY WITH EFFECT FROM THE END DATE STATED IN THE AGREEMENT, OR AT THE END OF ANY EXTENSION OR RENEWAL PERIOD, BY GIVING US PRIOR NOTICE. NOTICE MUST BE GIVEN THROUGH YOUR ONLINE ACCOUNT OR THROUGH THE APP. THE NOTICE PERIODS REQUIRED ARE AS FOLLOWS:

Term	Notice Period
Month-to-Month	no less than 1 month’s notice from the 1st day of any calendar month

3 months	no less than 2 months’ notice prior to the end of the term

More than 3 months	no less than 3 months’ notice prior to the end of the term

1.5.	We may elect not to renew an agreement. If so, We will inform You by email, through the App or Your online account, following the same notice periods specified above.

1.6.

If the Centre is no longer available: In the event that We are permanently unable to provide the services and accommodation at the Centre stated in an agreement, We will offer You accommodation in one of Our other centres. In the unlikely event we unable to find an alternative accommodation that is acceptable to You, Your agreement will end and You will only have to pay monthly fees up to that date and for any additional services You have used.

1.7.

Ending an agreement immediately: We may put an end to an agreement immediately by giving You notice if (a) You become insolvent or bankrupt; or (b) You breach one of your obligations which cannot be put right, or which We have given You notice to put right and which You have failed to put right within 14 days of that notice; or (c) Your conduct, or that of someone at the Centre with Your permission or invitation, is incompatible with ordinary office use and, (i) that conduct continues despite You having been given notice, or (ii) that conduct is material enough (in Our reasonable opinion) to warrant immediate termination; or (d) You are in breach of the “Compliance With Law” clause below. If We put an end to an agreement for any of the reasons referred to in this clause it does not put an end to any of Your financial obligations, including, without limitation, for the remainder of the period for which Your agreement would have lasted if We had not terminated it.

1.8.

When an Office agreement ends: When an agreement ends You must vacate Your accommodation immediately, leaving it in the same state and condition as it was when You took it. Upon Your departure or if You choose to relocate to a different room within a Centre, We will charge a fixed office restoration service fee to cover normal cleaning and any costs incurred to return the accommodation to its original condition and state. This fee will differ by country and is listed in the House Rules. We reserve the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If You leave any property in the Centre We may dispose of it at Your cost in any way, We choose without owing You any responsibility for it or any proceeds of sale. If You continue to use the accommodation when an agreement has ended, You are responsible for any loss, claim or liability We may incur as a result of Your failure to vacate on time.

2.	Use of the Centres:

2.1.

Business Operations: You may not carry on a business that competes with Our business of providing serviced offices and flexible working. You may not use Our name (or that of Our affiliates) in any way in connection with Your business. You are only permitted to use the address of a Centre as Your registered office address if it is permitted by both law and if We have given You prior written consent (given the additional administration there is an additional fee chargeable for this service). You must only use the accommodation for office business purposes. If We decide that a request for any particular service is excessive, We reserve the right to charge an additional fee. In order to ensure that the Centre provides a great working environment for all, We kindly ask you to limit any excessive visits by members of the public.

2.2.	Accommodation

2.2.1.

Alterations or Damage: You are liable for any damage caused by You or those in the Centre with Your permission, whether express or implied, including but not limited to all employees, contractors and/or agents.

2.2.2.

IT Installations: We take great pride in Our IT infrastructure and its upkeep and therefore You must not install any cabling, IT or telecom connections without Our consent, which We may refuse in our absolute discretion. As a condition to Our consent, You must permit Us to oversee any installations (for example IT or electrical systems) and to verify that such installations do not interfere with the use of the accommodation by other clients or Us or any landlord of the building. Fees for installation and de-installation will be at Your cost.

2.2.3.

Use of the Accommodation: An agreement will list the accommodation We initially allocate for Your use. You will have a non-exclusive right to the rooms allocated to You. Occasionally to ensure the efficient running of the Centre, We may need to allocate different accommodation to You, but it will be of reasonably equivalent size and We will notify You with respect to such different accommodation in advance.

2.2.4.

Access to the Accommodation: In order to maintain a high level of service, We may need to enter Your accommodation and may do so at any time, including without limitation, in an emergency, for cleaning and inspection or in order to resell the space if You have given notice to terminate. We will always endeavour to respect any of Your reasonable security procedures to protect the confidentiality of Your business.

2.3.	Membership:

2.3.1.	If You have subscribed to a Membership Agreement You will have access to all participating centres worldwide during standard business working hours and subject to availability.

2.3.2.

Membership Usage: Usage is measured in whole days and unused days cannot be carried over to the following month. A membership is not intended to be a replacement for a full-time workspace and all workspaces must be cleared at the end of each day. You are solely responsible for Your belongings at the centre at all times. We are not responsible for any property that is left unattended. Should You use more than Your membership entitlement, We will charge You an additional usage fee. You may bring in 1 guest free of charge (subject to fair usage). Any further guests will be required to purchase a day pass.

2.3.3.

As a Member, You may not use any Centre as Your business address without an accompanying office or virtual office agreement in place. Any use of the Centre address in such a way will result in an automatic enrolment in the Virtual Office product for the same term as Your membership and You will be invoiced accordingly.

2.4.

Compliance with Law: You must comply with all relevant laws and regulations in the conduct of Your business. You must not do anything that may interfere with the use of the Centre by Us or by others (including but not limited to political campaigning or immoral activity), cause any nuisance or annoyance, or cause loss or damage to Us (including damage to reputation) or to the owner of any interest in the building. If We have been advised by any government authority or other legislative body that it has reasonable suspicion that You are conducting criminal activities from the Centre, or You are or become subject to any government sanctions, then We shall be entitled to terminate any and all of Your agreements with immediate effect. You acknowledge that any breach by You of this clause shall constitute a material default, entitling Us to terminate Your agreement without further notice.

2.5.	Ethical Trading: Both We and You shall comply at all times with all relevant anti-slavery, anti-bribery and anti-corruption laws.

2.6.

Data protection: You acknowledge that We may collect and process personal data from You and Your employees as strictly necessary to ensure compliance with applicable laws and regulations and to enable Us effectively to provide services to You. You acknowledge and accept that such personal data may be transferred or made accessible to other entities in our group, wherever located, for the purposes of providing the services, in each case in accordance with all applicable data protection legislation.

2.7.

Employees: We will both have invested a great deal in training Our staff, therefore, neither of us may knowingly solicit or offer employment to the other’s staff employed in the Centre (or for 3 months after they have left their employment). To recompense the other for staff training and investment costs, if either of us breaches this clause the breaching party will pay upon demand the other the equivalent of 6 months’ salary of any employee concerned.

2.8.

Confidentiality: The terms of an agreement are confidential. Neither of us may disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues for a period of 3 years after an agreement ends.

2.9.

Assignment: An agreement is personal to You and cannot be transferred to anyone else without prior consent from Us unless such transfer is required by law. However, We will not unreasonably withhold our consent to assignment to an affiliate provided that You execute our standard form of assignment. We may transfer any agreement and any and all amounts payable by You under an agreement to any other member of Our group.

2.10.

Applicable law: An agreement is interpreted and enforced in accordance with the law of the place where the Centre is located other than in a few specific jurisdictions which are detailed in the House Rules. We and You both accept the exclusive jurisdiction of the courts of that jurisdiction. If any provision of these terms and conditions is held void or unenforceable under the applicable law, the other provisions shall remain in force.

3.	Our liability to You and Insurance

3.1.

The extent of Our liability: To the maximum extent permitted by applicable law, We are not liable to You in respect of any loss or damage You suffer in connection with an agreement, including without limitation any loss or damage arising as a result of our failure to provide a service as a result of mechanical breakdown, strike or other event outside of Our reasonable control otherwise unless We have acted deliberately or have been negligent. In no event shall We be liable for any loss or damage until You provide written notice and give Us a reasonable time to put it right. If We are liable for failing to provide You with any service under an agreement then, subject to the exclusions and limits set out immediately below, We will pay any actual and the reasonable additional expense You have incurred in obtaining the same or similar service from elsewhere.

3.2.

Your Insurance: It is Your responsibility to arrange insurance for property which You bring in to the Centre, for any post You send or receive and for Your own liability to your employees and to third parties. We strongly recommend that You put such insurance in place.

3.3.

IT Services and Obligations: Whilst We have security internet protocols in place and strive to provide seamless internet connectivity, WE DO NOT MAKE ANY REPRESENTATION AND CANNOT GUARANTEE ANY MAINTAINED LEVEL OF CONNECTIVITY TO OUR NETWORK OR TO THE INTERNET, NOR THE LEVEL OF SECURITY OF IT INFORMATION AND DATA THAT YOU PLACE ON IT. You should adopt whatever security measures (such as encryption) You believe are appropriate to Your business. Your sole and exclusive remedy in relation to issues of reduced connectivity which are within Our reasonable control shall be for Us to rectify the issue within a reasonable time following notice from You to Us.

3.4.

EXCLUSION OF CONSEQUENTIAL LOSSES: WE WILL NOT IN ANY CIRCUMSTANCES HAVE ANY LIABILITY TO YOU FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF ANTICIPATED SAVINGS, LOSS OF OR DAMAGE TO DATA, THIRD PARTY CLAIMS OR ANY CONSEQUENTIAL LOSS. WE STRONGLY RECOMMEND THAT YOU INSURE AGAINST ALL SUCH POTENTIAL LOSS, DAMAGE, EXPENSE OR LIABILITY.

3.5.	Financial limits to our liability: In all cases, our liability to You is subject to the following limits:

3.5.1.	without limit for personal injury or death;

3.5.2.	up to a maximum of GBP 1 million (or USD 1.5 million or EUR 1 million or other local equivalent) for any one event or series of connected events for damage to Your personal property; and

3.5.3.

in respect of any other loss or damage, up to a maximum equal to 125% of the total fees paid between the date services under an agreement commenced and the date on which the claim in question arises; or if higher, for office agreements only, GBP 50,000 / USD 100,000 / EUR 66,000 (or local equivalent).

4.	Fees

4.1.

Service Retainer/Deposit: Your service retainer / deposit will be held by Us without generating interest as security for performance of all Your obligations under an agreement. All requests for the return must be made through Your online account or App after which the service retainer/deposit or any balance will be returned within 30 days to You once your agreement has ended and when You have settled Your account. We will deduct any outstanding fees and other costs due to Us before returning the balance to You. We may require You to pay an increased retainer if the monthly office or virtual office fee increases upon renewal, outstanding fees exceed the service retainer/deposit held and/or You frequently fail to pay invoices when due.

4.2.

Taxes and duty charges: You agree to pay promptly (i) all sales, use, excise, consumption and any other taxes and license fees which You are required to pay to any governmental authority (and, at Our request, You will provide to Us evidence of such payment) and (ii) any taxes paid by Us to any governmental authority that are attributable to Your accommodation, where applicable, including, without limitation, any gross receipts, rent and occupancy taxes, tangible personal property taxes, stamp tax/duty or other documentary taxes and fees.

4.3.

Payment: We are continually striving to reduce our environmental impact and support You in doing the same. Therefore, We will send all invoices electronically and You will make payments via an automated method such as Direct Debit or Credit Card, wherever local banking systems permit.

4.4.

Late payment: If You do not pay fees when due, a fee will be charged on all overdue balances. This fee will differ by country and is listed in the House Rules. If You dispute any part of an invoice You must pay the amount not in dispute by the due date or be subject to late fees. We also reserve the right to withhold services (including for the avoidance of doubt, denying You access to the Centre where applicable) while there are any outstanding fees and/or interest, or You are in breach of an agreement.

4.5.

Insufficient Funds: Due to the additional administration We incur You will pay a fee for any returned or declined payments due to insufficient funds. This fee will differ by country and is listed in the House Rules.

4.6.

Indexation: If an agreement is for a term of more than 12 months, We will increase the monthly fee on each anniversary of the start date in line with the relevant inflation index detailed in the House Rules.

4.7.

Standard services: Monthly fees, plus applicable taxes, and any recurring services requested by You are payable monthly in advance. Where a daily rate applies, the charge for any such month will be 30 times the daily fee. For a period of less than a month the fee will be applied on a daily basis.

4.8.

Pay-as-you-use and Additional Variable Services: Fees for pay-as-you-use services, plus applicable taxes, are payable monthly in arears at our standard rates which may change from time to time and are available on request.

4.9.

Discounts, Promotions and Offers: If You benefited from a special discount, promotion or offer, We will discontinue that discount, promotion or offer without notice if You materially breach Your agreement.

Global Terms Feb 2019